Exhibit 99.1

News Release

For Immediate Release

VILLAGE BANK AND TRUST FINANCIAL CORP.

REPORTS 12.56% RETURN ON AVERAGE TANGIBLE COMMON EQUITY AND 76% GROWTH IN EARNINGS FOR THE THIRD QUARTER OF 2018

Midlothian, Virginia, October 25, 2018. Village Bank and Trust Financial Corp. (the “Company”) (NASDAQ symbol: VBFC), parent company of Village Bank (the “Bank”), today reported unaudited results for the third quarter of 2018. Net income for the third quarter of 2018 was $1,128,000, or $0.79 per fully diluted share. For the nine-month period ended September 30, 2018, net income was $2,181,000; and net income available to common shareholders, which deducts from net income the dividends on preferred stock, was $2,068,000, or $1.44 per fully diluted share.

Financial Highlights

The third quarter results were very positive for the Company with notable increases in net interest income and strong growth in loans and low cost transaction deposits. Highlights for the third quarter of 2018 are as follows:

•	Consolidated return on average tangible common equity (“ROTCE”)(1) was 12.56% for Q3 2018 compared to 7.44% for Q2 2018.
•	The Commercial Banking Segment generated a ROTCE(1) of 10.71% for Q3 2018 compared to 6.58% for Q2 2018.
•	Net interest income increased 4.8% from Q2 2018 and 20.1% from Q3 2017.
•	Net interest margin was 3.72% for Q3 2018, which was four basis points lower than Q2 2018 and 19 basis points higher than Q3 2017.
•	Gross loans held for investment increased by 3.0%, from Q2 2018, and by 19.8%, from Q3 2017. Core loans (excludes purchased student and United States Department of Agriculture loans) increased by 4.1%, from Q2 2018, and by 26.8% from Q3 2017.
•	Total deposits increased by 0.9%, from Q2 2018, and by 7.2%, from Q3 2017. Low cost relationship deposits (total deposits less time deposits) increased by $4.9 million, or 1.7%, from Q2 2018, and by $25.3 million, or 9.7%, from Q3 2017.

•	The Commercial Banking Segment incurred noninterest expenses of $3.8 million for Q3 2018, compared to $4.0 million for Q2 2018 and $3.8 million for Q3 2017.
•	The Mortgage Banking Segment generated pretax earnings of $213,000 for Q3 2018 compared to $94,000 for Q2 2018 and a pretax loss of $27,000 for Q3 2017.

(1)Non-GAAP financial measure. See GAAP to Non-GAAP financial measure reconciliation at the end of this release

Earnings by Segment

The following table presents operating results by operating segment for the indicated periods (in thousands):

Operating Results by Segment
	Q3 2018	Q2 2018	Q1 2018	Q4 2017	Q3 2017
Pretax earnings by Segment
Commercial banking	$1,195	$700	$701	$236	$406
Mortgage banking	213	94	(217)	(25)	(27)
Total pretax income	1,408	794	484	211	379
Income tax expense	280	153	72	4,233	106
Net income (loss)	$1,128	$641	$412	$(4,022)	$273

The Commercial Banking Segment posted pretax earnings of $1,195,000 for the third quarter of 2018. The earnings increase resulted primarily from growth in loans and disciplined expense control.

Our Williamsburg, Virginia region continued to contribute to our loan and deposit growth and began producing a monthly profit in August. This is consistent with our business plan for that market. We remain excited about this new market and continue to believe it will be a meaningful contributor to pretax income growth in 2019.

The Mortgage Banking Segment posted pretax earnings of $213,000 during Q3 2018. Mortgage loan applications for the first three quarters were up 18% over the same period in 2017.

Loan Portfolio Mix and Asset Quality

The following table provides the composition of our loan portfolio at the dates indicated (in thousands):

Loans Outstanding
Loan Type	Q3 2018	Q2 2018	Q1 2018	Q4 2017	Q3 2017
C&I + Owner occupied commercial real estate	$137,774	$139,633	$131,322	$121,510	$112,481
Nonowner occupied commercial real estate	102,649	92,132	86,894	80,501	68,223
Consumer/Residential	91,714	90,643	90,358	88,228	81,708
Acquisition, development and construction	41,081	36,654	33,284	30,817	35,048
Student	40,502	42,133	43,896	45,805	47,643
Other	1,835	2,155	1,973	1,848	1,899
Total loans	$415,555	$403,350	$387,727	$368,709	$347,002

The asset types we have been strategically targeting - commercial and industrial loans, owner occupied commercial real estate, income producing property (non-owner occupied commercial real estate) and consumer loans - continue to grow and represented 79.9% of our total loan portfolio in Q3 2018 vs. 75.6% in Q3 2017.

During 2018, we continued to allow the purchased government guaranteed student loan portfolio to run off. It now represents 9.7% of our total loan portfolio vs. 13.7% at Q3 2017.

Credit metrics continue to compare favorably to our peers as follows:

Credit Metrics
	Village			Peer Group
Metric	Q3 2018	Q2 2018	Q1 2018	Q2 2018(2)
Allowance for Loan and Lease Losses/Nonperforming Loans	150.60%	166.48%	159.11%	150.28%
Nonperforming Loans/Loans (excluding Guaranteed Loans)	0.59%	0.56%	0.64%	0.90%
Nonperforming Assets/Bank Total Assets (1)	0.51%	0.53%	0.64%	0.93%

(1) Nonperforming assets excluding performing troubled debt restructurings.

(2) Source - SNL data for VA Banks <$1 Billion in assets as of June 30, 2018.

Deposits

The following table provides the composition of our deposits at the dates indicated (in thousands):

Deposits Outstanding
Deposit Type	Q3 2018	Q2 2018	Q1 2018	Q4 2017	Q3 2017
Noninterest-bearing demand	$120,374	$120,718	$114,088	$104,138	$103,396
Interest checking	48,489	48,742	50,145	48,042	48,673
Money market	88,833	83,016	81,722	82,523	81,423
Savings	28,683	29,042	29,043	27,596	27,601
Time deposits	150,487	151,465	146,500	149,325	146,311
Total deposits	$436,866	$432,983	$421,498	$411,624	$407,404

Total deposits increased by $3.9 million, or 0.9%, from Q2 2018, and by $29.5 million, or 7.2%, from Q3 2017. This growth is a result of our focus on building customer relationships that provide lower cost deposits (checking, money market and savings) which increased by $4.9 million, or 1.7%, from Q2 2018, and by $25.3 million, or 9.7%, from Q3 2017. Noninterest bearing demand account balances were 27.6% of total deposits as of Q3 2018 compared to 25.4% as of Q3 2017.

Because of the growth in low cost relationship deposits, we have maintained our cost of total deposits, which was 0.65% for Q3 2018 compared to 0.62% for Q2 2018 and 0.61% for Q3 2017. The four basis point increase from Q3 2017 to Q3 2018 compares favorably to the 100 basis point increase in the Federal Funds Rate from 1.25% as of Q3 2017 to 2.25% as of Q3 2018.

Capital

The Company meets eligibility criteria of a small bank holding company in accordance with the Federal Reserve Board’s Small Bank Holding Company Policy Statement issued in February 2015, and is no longer obligated to report consolidated regulatory capital. The Bank continues to be subject to various capital requirements administered by banking agencies.

As previously disclosed, on March 21, 2018 the Company issued $5.7 million of fixed-to-floating rate subordinated notes due March 31, 2028 in a private placement. On March 30, 2018, we used the proceeds from the subordinated notes to redeem the remaining 5,027 shares ($5,027,000 aggregate liquidation value) of our Fixed Rate Cumulative Perpetual Preferred Stock, Series A, and accrued dividends.

The Bank’s capital ratios at the indicated dates were as follows:

Bank Capital Ratios
Ratio	Q3 2018	Q2 2018	Q1 2018	Q4 2017	Q3 2017
Common equity tier 1	11.43%	11.28%	11.70%	11.96%	13.23%
Tier 1	11.43%	11.28%	11.70%	11.96%	13.23%
Total capital	12.22%	12.11%	12.61%	12.88%	14.23%
Tier 1 leverage	8.96%	9.00%	9.08%	9.18%	9.51%

During Q3 2018, we generated earnings of $1.1 million that helped to rebuild the consolidated tangible common equity to assets ratio from 6.87% as of Q2 2018 to 6.99% as of Q3 2018. The Bank’s capital ratios improved from the prior quarter, with the exception of the Tier 1 leverage ratio which declined slightly from Q2 2018. The Tier 1 leverage ratio declined because of an increase in average assets, as a result of loan growth, of $20.3 million from $488.0 million as of Q2 2018 to $508.3 million as of Q3 2018.

We anticipate that we will continue to generate a return on equity that meets or exceeds our asset growth, which will allow us to continue to rebuild capital ratios organically. In the meantime based on our analysis, we believe that we have sufficient capital to execute our strategies and absorb adversity.

Key Operating Metrics & Outlook

We are committed to becoming a high performing bank for all of our stakeholders. At our annual shareholders meeting on May 22, 2018, we shared some operating metrics on which we focus and targets for those metrics for 2019. Those metrics for the dates indicated were as follows:

Key Operating Metrics
Metrics	Y 2015	Y 2016	Y 2017	Q1 2018	Q2 2018	Q3 2018	2019 Target
Commercial Banking Segment
Net Interest Income/Average Assets	2.88%	3.03%	3.15%	3.37%	3.39%	3.36%	>3.50%
Provision/Average Assets	0.47%	-	-	-	-	-	<0.15%
Noninterest Income/Average Assets	0.76%	0.86%	0.44%	0.43%	0.48%	0.47%	>0.50%
Noninterest Expense/Average Assets	4.20%	3.63%	3.28%	3.21%	3.30%	2.91%	<2.90%
Mortgage Segment
Net Income Before Tax/Average Assets	0.24%	0.29%	0.01%	(0.18)%	0.08%	0.17%	>0.30%

If the Company is able to achieve or beat the targeted metrics in each category in 2019, we would expect it will yield a pretax return on average assets of at least 1.25%. We would expect that to yield an after tax return on average assets of at least 1.00% and a return on average tangible common equity in excess of 12.00%.

Observations and plans regarding each metric follows:

Observations and plans regarding each metric follows:

•	Commercial Banking Net Interest Income/Average Assets:
o	During Q3 2018, loan growth exceeded deposit growth causing the Company to rely on higher cost borrowings to fund the difference.
o	We will continue to identify opportunities to grow low cost relationship deposits, increase asset yields and improve asset mix to allow us to protect and grow margins.
o	As of Q3 2018, our balance sheet remained asset sensitive, which should help in a rising rate environment. We are encouraged by the Federal Reserve raising its benchmark rate at its September Federal Open Market Committee meeting and by the recent increases in long-term interest rates.
•	Commercial Banking Provision/Average Assets:
o	The Company has not recorded a provision for loan losses through the first nine months of 2018 due in part to substantial recoveries recognized during that period.
o	The 2019 target metric assumes that the company will record a provision for loan losses in recognition of some level of net charge-offs and loan growth.
•	Commercial Banking Noninterest Income/Average Assets:
o	During Q3 2018, we implemented a repricing initiative that created lift in service charge fees. We expect sustained meaningful lift from that initiative.
o	We will continue to evaluate opportunities to generate additional noninterest income to allow us to achieve our targeted metric of 0.50% of average assets in 2019.

•	Commercial Banking Noninterest Expense/Average Assets:
o	The Commercial Banking segment’s noninterest expenses remained flat during recent quarters. We intend to control expense growth in the coming quarters and use this operating leverage to allow revenue growth to fall to the bottom line.
o	We are staffed for growth with three commercial bankers in Richmond dedicated almost entirely to prospecting, a full commercial and retail team in Williamsburg, and a branch network in Richmond that can accommodate meaningful growth. We are working hard to streamline processes and increase the productivity of our team members in all areas to allow us to grow assets and revenues without proportionate growth in headcount.
o	We view this as an area in which we can beat our 2019 target.
•	Mortgage Banking NIBT/Average Assets:
o	The Mortgage Banking segment had an excellent third quarter generating pre-tax income of $213,000. We have even greater potential as we grow our production team with quality loan officers.
o	In order to achieve our 2019 target of pretax earnings equivalent to 0.30% of average consolidated assets, we need to recruit additional loan officers and have home purchase activity hold at levels comparable to 2018.
o	We are executing on our plans to capture additional market share, increase existing loan officer production, increase referrals from the Bank to the mortgage company, and control expenses to optimize earnings whatever the market environment may be and whatever level of success we have recruiting.
o	This will be the most challenging metric to achieve in 2019.

Comments from Bill Foster, President and CEO:

“We are building an organization that can deliver exceptional long term shareholder returns. To accomplish that, we are focused on:

•	Building a high quality franchise – our brand, our team, our clients, our products and services, our partners
•	Generating a high return on equity
•	Generating attractive, sustainable earnings per share growth
•	Prudently and competently managing the risks we take while doing all of this

We have made tremendous progress in each of these areas during the last four quarters thanks to robust loan and deposit growth, expanding margins, increasing mortgage banking earnings and stable expenses. We are consistently generating opportunities to add high quality relationships that enhance our franchise. This is very gratifying and confirms that we are delivering compelling value to our clients.

This market environment is challenging us to balance these priorities in a thoughtful way as we execute our plans and make decisions. The competition for deposits is intense and the relationship between loan and deposit pricing in the market has not been entirely rational at times. We believe that loan pricing is likely to firm in the coming quarters because all banks are facing growing loan to deposit ratios, increasing deposit betas, rising rates and a modestly steepening yield curve.

With the exception of the residential mortgage production team, where we are actively looking to add high quality loan officers, we have the team and infrastructure in place to grow the company. In that sense, growth is attractive and important. However, we are not going to grow for growth’s sake. We need to grow soundly and profitably.

We have not faced the dilemma of needing to loosen structure or underwriting to win enough business to support our profit and growth objectives. We turn loan business away that we believe does not make sense from a risk or return standpoint.

Again, we remain focused on:

•	Building a high quality franchise – our brand, our team, our clients, our products and services, our partners
•	Generating a high return on equity
•	Generating attractive, sustainable earnings per share growth
•	Prudently and competently managing the risks we take while doing all of this

During the third quarter of 2018, we made substantial progress in all of these areas.”

About Village Bank and Trust Financial Corp.

Village Bank and Trust Financial Corp. was organized under the laws of the Commonwealth of Virginia as a bank holding company whose activities consist of investment in its wholly-owned subsidiary, Village Bank. Village Bank is a full-service Virginia-chartered community bank headquartered in Midlothian, Virginia with deposits insured by the Federal Deposit Insurance Corporation (“FDIC”).  The Bank has ten branch offices. Village Bank and its wholly-owned subsidiary, Village Bank Mortgage Corporation, offer a complete range of financial products and services, including commercial loans, consumer credit, mortgage lending, checking and savings accounts, certificates of deposit, and 24-hour banking.

Non-GAAP Financial Measures

The accounting and reporting polices of the Company conform to generally accepted accounting principles (GAAP) in the United States and prevailing practices in the banking industry. However, management uses certain non-GAAP measures to supplement the evaluation of the Company’s performance. These measures include return on average tangible common equity for the consolidated entity and the commercial banking segment. Management believes presentations of these non-GAAP financial measures provide useful supplemental information that is essential to a proper understanding of the operating results of the Company’s core businesses. These non-GAAP disclosures should not be viewed as a substitute for operating results determined in accordance with GAAP, nor are they necessarily comparable to non-GAAP performance measures that may be presented by other companies. Reconciliations of GAAP to non-GAAP disclosures are included as tables at the end of this release.

Forward-Looking Statements

In addition to historical information, this press release may contain forward-looking statements. For this purpose, any statement, that is not a statement of historical fact may be deemed to be a forward-looking statement. These forward-looking statements may include statements regarding profitability, liquidity, allowance for loan losses, interest rate sensitivity, market risk, growth strategy and financial and other goals. Forward-looking statements often use words such as “believes,” “expects,” “plans,” “may,” “will,” “should,” “projects,” “contemplates,” “anticipates,” “forecasts,” “intends” or other words of similar meaning. You can also identify them by the fact that they do not relate strictly to historical or current facts. Forward-looking statements are subject to numerous assumptions, risks and uncertainties, and actual results could differ materially from historical results or those anticipated by such statements.

There are many factors that could have a material adverse effect on the operations and future prospects of the Company including, but not limited to:

•	changes in assumptions underlying the establishment of allowances for loan losses, and other estimates;
•	the risks of changes in interest rates on levels, composition and costs of deposits, loan demand, and the values and liquidity of loan collateral, securities, and interest sensitive assets and liabilities;
•	the effects of future economic, business and market conditions;
•	our inability to maintain our regulatory capital position;
•	the Company’s computer systems and infrastructure may be vulnerable to attacks by hackers or breached due to employee error, malfeasance, or other disruptions despite security measures implemented by the Company;
•	changes in market conditions, specifically declines in the residential and commercial real estate market, volatility and disruption of the capital and credit markets, soundness of other financial institutions we do business with;
•	risks inherent in making loans such as repayment risks and fluctuating collateral values;
•	changes in operations of Village Bank Mortgage Corporation as a result of the activity in the residential real estate market;
•	legislative and regulatory changes, including the Dodd-Frank Wall Street Reform and Consumer Protection Act and other changes in banking, securities, and tax laws and regulations and their application by our regulators, and changes in scope and cost of FDIC insurance and other coverages;
•	exposure to repurchase loans sold to investors for which borrowers failed to provide full and accurate information on or related to their loan application or for which appraisals have not been acceptable or when the loan was not underwritten in accordance with the loan program specified by the loan investor;
•	governmental monetary and fiscal policies;
•	changes in accounting policies, rules and practices;
•	reliance on our management team, including our ability to attract and retain key personnel;
•	competition with other banks and financial institutions, and companies outside of the banking industry, including those companies that have substantially greater access to capital and other resources;
•	demand, development and acceptance of new products and services;
•	problems with technology utilized by us;
•	changing trends in customer profiles and behavior; and
•	other factors described from time to time in our reports filed with the Securities and Exchange Commission (“SEC”).

Additional factors, that could cause actual results to differ materially from those expressed in the forward-looking statements are discussed in the Company’s reports (such as our Annual Report on Form 10-K, Quarterly Reports on Form 10-Q and Current Reports on Form 8-K) filed with the SEC and available on the SEC’s Web site at www.sec.gov.

For further information contact Donald M. Kaloski, Jr., Executive Vice President and CFO at 804-897-3900 or dkaloski@villagebank.com.

Financial Highlights

(Dollars in thousands, except per share amounts)

	September 30,	June 30,	March 31,	December 31,	September 30,
	2018	2018	2018	2017(3)	2017
	(Unaudited)	(Unaudited)	(Unaudited)		(Unaudited)
Balance Sheet Data
Total assets	$512,319	$506,352	$488,819	$476,974	$464,706
Investment securities	45,985	47,137	48,302	49,711	44,834
Loans held for sale	4,496	9,106	5,372	8,047	5,641
Loans, net	413,188	400,928	385,036	366,169	344,435
Deposits	436,866	432,983	421,498	411,624	407,404
Borrowings	36,819	35,479	29,931	22,648	10,364
Shareholders' equity	35,819	34,794	34,230	39,334	43,634
Book value per share	$24.98	$24.26	$23.87	$23.98	$26.98
Total shares outstanding	1,434,123	1,433,947	1,434,136	1,430,751	1,430,854

Asset Quality Ratios
Allowance for loan losses to:
Loans, net of deferred fees and costs	0.75%	0.79%	0.86%	0.88%	0.93%
Nonaccrual loans	150.60%	166.48%	159.11%	139.61%	128.90%
Nonperforming assets to total assets	0.51%	0.53%	0.64%	0.86%	0.93%

	Three Months Ended
	September 30,	June 30,	March 31,	December 31,	September 30,
	2018	2018	2018	2017	2017
	(Unaudited)	(Unaudited)	(Unaudited)	(Unaudited)	(Unaudited)
Selected Operating Data
Interest income	$5,480	$5,152	$4,777	$4,594	$4,380
Interest expense	1,047	924	766	724	688
Net interest income before
provision for loan losses	4,433	4,228	4,011	3,870	3,692
Provision for loan losses	-	-	-	-	-
Noninterest income	1,795	1,667	1,333	1,518	1,646
Noninterest expense	4,820	5,101	4,860	5,177	4,959
Income before income tax expense	1,408	794	484	211	379
Income tax expense (2)	280	153	72	4,233	106
Net income (loss) (2)	1,128	641	412	(4,022)	273
Net income (loss) available to common
shareholders (2)	1,128	641	299	(4,135)	160
Earnings (loss) per share
Basic	$0.79	$0.45	$0.21	$(2.92)	$0.11
Diluted	$0.79	$0.45	$0.21	$(2.92)	$0.11

Performance Ratios
Return on average assets	0.87%	0.52%	0.35%	(3.42)%	0.24%
Return on average equity	12.56%	7.44%	4.24%	(36.35)%	2.47%
Return on average tangible common equity(1)	12.56%	7.44%	3.52%	(42.21)%	1.63%
Net interest margin	3.72%	3.76%	3.74%	3.66%	3.53%

(1) Non-GAAP financial measure. See GAAP to Non-GAAP financial measure reconciliation at the end of this release.

(2) Net income and net income available to common shareholders for the three months ended December 31, 2017 were negatively impacted by the write-down of the net deferred tax asset of approximately $4,181,000 as a result of the reduction in the corporate income tax rate.

(3) Derived from audited consolidated financial statements

Reconciliation of Non-GAAP Financial Measures

(Dollars in thousands)

	September 30,	June 30,	March 31,	December 31,	September 30,
	2018	2018	2018	2017	2017
	(Unaudited)	(Unaudited)	(Unaudited)	(Unaudited)	(Unaudited)
Consolidated Return on Average Tangible Common Equity
Average shareholder's equity	$35,642	$34,578	$39,369	$43,895	$43,911
Less: average preferred stock (1)	-	-	4,916	5,027	5,027
Average tangible common equity	35,642	34,578	34,453	38,868	38,884
Net income (loss) available to common shareholders (2)
Consolidated	1,128	641	299	(4,135)	160
Commerical Banking Segment	962	567	470	(4,119)	169
Return on Average Tangible Common Equity
Consolidated	12.56%	7.44%	3.52%	(42.21%)	1.63%
Commerical Banking Segment	10.71%	6.58%	5.53%	(42.04%)	1.73%

(1) On March 30, 2018, the Company redeemed the remaining 5,027 shares ($5,027,000 aggregate liquidation value) of its Fixed Rate Cumulative Perpetual Preferred Stock, Series A.

(2) Net income and net income available to common shareholders for the three months ended December 31, 2017 were negatively impacted by the write-down of the net deferred tax asset of approximately $4,181,000 as a result of the reduction in the corporate income tax rate.